Exhibit (a)(1)(E)

Offer To Purchase for Cash
All Outstanding Shares of Common Stock
of
Applica Incorporated
at
$6.50 Net Per Share
by
Apex Acquisition Corporation,
an indirect, wholly owned subsidiary
of
NACCO Industries, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON TUESDAY, JANUARY 16, 2007, UNLESS THE OFFER IS EXTENDED.

December 15, 2006

To Our Clients:

Enclosed for your consideration are the Offer To Purchase, dated December 15, 2006 (the “Offer To Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) and other materials relating to the offer by Apex Acquisition Corporation, a Florida corporation (“Purchaser”) and an indirect, wholly owned subsidiary of NACCO Industries, Inc., a Delaware corporation (“NACCO”), to purchase all outstanding shares of common stock (the “Shares”) of Applica Incorporated, a Florida corporation, at a purchase price of $6.50 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer To Purchase and the related Letter of Transmittal enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer on or prior to the Expiration Date (as defined in the Offer To Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer To Purchase.

We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.      The tender price is $6.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

2.      The Offer is conditioned upon, among other things, (i) there being validly tendered, and not properly withdrawn prior to the expiration of the Offer, a number of Shares which constitute a majority of the outstanding Shares, calculated on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer, excluding, in each case, the Shares beneficially owned by NACCO and its affiliates; (ii) the board of directors of the Company having irrevocably taken all action necessary to render Sections 607.0901 and 607.0902 of the Florida Business Corporation Act inapplicable to Purchaser and to the acquisition by Purchaser of the Shares pursuant to the Offer; and (iii) either (A) the Agreement and Plan of Merger, dated as of October 19, 2006 (the “Harbinger Agreement”), by and among the Company and certain entities affiliated with Harbinger Capital Partners having been terminated or (B) a court of competent jurisdiction having entered an order satisfactory to Purchaser that the Harbinger Agreement is not legally valid and binding on the Company. The Offer is also subject to certain other conditions contained in the Offer To Purchase, but is not subject to any financing contingency.

3.      The Offer is being made for all outstanding Shares.

4.      Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent (as each such term is defined in the Offer To Purchase) or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 10 of the Letter of Transmittal.

5.      The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, January 16, 2007, unless the Offer is extended.

6.      Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates or a timely Book-Entry Confirmation (as defined in the Offer To Purchase) with respect to such Shares pursuant to the procedures set forth in Section 3 of the Offer To Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of book-entry transfers, an Agent’s Message (as defined in the Offer To Purchase)), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when Share Certificates for or Book-Entry Confirmations of transfer of such Shares are actually received by the Depositary.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

Instructions with Respect to the
Offer To Purchase for Cash
All Outstanding Shares of Common Stock
of
Applica Incorporated
by
Apex Acquisition Company
an indirect, wholly owned subsidiary
of
NACCO Industries, Inc.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer To Purchase, dated December 15, 2006, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Apex Acquisition Corporation, a Florida corporation (the “Purchaser”) and an indirect, wholly owned subsidiary of NACCO Industries, Inc., a Delaware corporation, to purchase all outstanding shares of common stock (the “Shares”) of Applica Incorporated, a Florida corporation, at a purchase price of $6.50 per Share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer To Purchase.

This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:*	_ _ Shares

Date:	_ _, 200 _ _

SIGN HERE

Signature(s):

Print Name(s):

Print Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification Number or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

This form must be returned to the brokerage firm maintaining your account.

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